Exhibit 99.1
Planet Fitness Announces Key Year-End Metrics

Ended 2024 with total membership of approximately 19.7 million
Full year System-Wide Same Club Sales increase of 5.0%
Opened 150 new Planet Fitness clubs
Equipment placed in 124 new franchised clubs
Company to discuss operating metrics in fireside chat at the ICR Conference on Monday, January 13, 2025

HAMPTON, N.H., January 13, 2025 /PRNewswire/ – Planet Fitness, Inc. (NYSE: PLNT), one of the largest and fastest-growing franchisors and operators of fitness centers with more members than any other fitness brand, today provided an overview of key year-end operational metrics.

As of December 31, 2024, Planet Fitness grew its membership to approximately 19.7 million members and full year system-wide same club sales increased by 5.0 percent. Additionally, in 2024, the Company placed equipment in 124 new franchised locations and opened 150 new Planet Fitness clubs, including 21 corporate-owned locations, bringing system-wide total clubs to 2,722.

Colleen Keating, Chief Executive Officer, said, “We delivered solid results in 2024 and met the growth objectives we outlined at the start of the year. Key achievements included refinancing a portion of our debt, initiating an accelerated share repurchase program, introducing an enhanced economic model for opening and operating a Planet Fitness club, raising the new member Classic Card price for the first time in more than 25 years, and evolving our brand strategy which was deployed as part of our year-end marketing campaign.”

Ms. Keating continued, “We have continued building on our momentum to start the year by strengthening our leadership team with the additions of Chip Ohlsson as Chief Development Officer and Brian Povinelli as Chief Marketing Officer. Chip and Brian are both highly experienced executives with proven track records leading consumer-facing brands through periods of expansion while collaborating with franchisees to drive profitable growth. We enter 2025 with a focus on continued execution of our strategic objectives – redefining our brand, enhancing member experience, refining our product, and accelerating club openings. We’re confident that delivering on these initiatives will boost the economic value proposition for all stakeholders – franchisor, franchisees, and members – and ultimately deliver increasing value for shareholders.”

Full Year Results

The Company plans to release its full fiscal year 2024 results and a 2025 outlook on February 25, 2025.

Exhibit 99.1

Live Webcast

Management's previously announced fireside chat presentation at the 2025 ICR Conference is scheduled for January 13, 2025, at 3:00 pm Eastern Time.

A live webcast of the presentation will be available at http://investor.planetfitness.com.

About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the world by number of members and locations. As of December 31, 2024, Planet Fitness had approximately 19.7 million members and 2,722 clubs in 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico, Australia, and Spain. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Investor Contact:
Stacey Caravella, Planet Fitness
investor@planetfitness.com
603-750-4674

Media Contact:
McCall Gosselin, Planet Fitness
mccall.gosselin@planetcsc.com
603-957-4650
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